Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

FAT Brands Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,000,000	$7.35	$7,350,000	0.0001102	$809.97
Total Offering Amounts					$7,350,000		$809.97
Total Fee Offsets							⸺
Net Fee Due							$809.97

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which may become issuable under the FAT Brands Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan by reason of any stock splits, stock dividends, recapitalization, or similar transactions which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based on the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Capital Market on February 23, 2023.